UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Metromile, Inc.
(Exact name of Registrant as Specified in its Charter)

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Commencing on January 20, 2022, Metromile will be sending the below letter to certain of its stockholders in connection with Metromile’s upcoming Special Meeting of Stockholders, which will be held virtually on February 1, 2022.

January 18, 2022

Dear Metromile Stockholder,

We recently sent you proxy materials in connection with the Metromile Special Meeting of Stockholders that will be held virtually on February 1, 2022 at 9:00 a.m., Pacific Time.

Metromile (the “Company”) needs your vote to approve its proposed merger with Lemonade, Inc. Your vote is very important – please vote today!

We, your Board of Directors, undertook a robust process, which included a review of potential strategic alternatives.

We believe this deal represents the best path forward for the Company, and will provide the following benefits for you, our stockholders.

Opportunity to Benefit from Lemonade’s Future Growth

➢	After closing, former Metromile shareholders will own approximately 10% of the outstanding shares of Lemonade common stock, which will provide you an opportunity to participate in the future earnings and growth of Lemonade

Superior Path to Remaining Independent

➢	The transaction provides a superior alternative to Metromile remaining a standalone company, given the challenges we face

Meaningful Premium to Pre-Announcement Stock Price

➢	Transaction consideration represents a premium of approximately 19% to Metromile’s closing price on November 5, 2021 based on Lemonade’s closing price on the same day

The transaction with Lemonade makes strategic sense for our Company. It will create long-term value and growth opportunities for stockholders and better meet the insurance needs of consumers in the U.S. and elsewhere.

If you do not vote, it has the same effect as a vote AGAINST the merger. Your vote is therefore critical, no matter how many shares you own, and we encourage you to support the Lemonade transaction by voting FOR the merger proposal and FOR the adjournment proposal.

Thanks for your support,

The Metromile Board of Directors

Please take a moment now to cast your vote, either by Internet, telephone or mail. If you have any questions about the Metromile Special Meeting, or need assistance voting your shares, please contact Metromile’s proxy solicitor at the following contact:

Morrow Sodali LLC

Email: MILE@investor.morrowsodali.com

Tel: Toll-Free (800) 622-5200 or (203) 658-9400